FOR IMMEDIATE RELEASE

Media	Investors
Racquel White	Dewey Steadman
Media@Labcorp.com	Investor@Labcorp.com

Labcorp Declares Quarterly Dividend

BURLINGTON, N.C., April 9, 2026 - Labcorp Holdings Inc. (NYSE: LH), a global leader of innovative and comprehensive laboratory services, announced today that its Board of Directors has declared a cash dividend of $0.72 per share of common stock. The dividend will be payable on June 11, 2026, to stockholders of record as of the close of business on May 29, 2026.

About Labcorp
Labcorp (NYSE: LH) is a global leader of innovative and comprehensive laboratory services that helps doctors, hospitals, pharmaceutical companies, researchers and patients make clear and confident decisions. We provide insights and advance science and accelerates innovations to improve health and improve lives through our unparalleled diagnostics and drug development laboratory capabilities. The company's nearly 71,000 employees serve clients in approximately 100 countries, provided support for 85% of the new drugs and therapeutic products approved in 2025 by the FDA, and performed more than 750 million tests annually for patients around the world. Learn more about us at www.labcorp.com.